Exhibit 99.4

NOTICE TO U.S. HOLDERS OF CNBM SHARES AND SINOMA SHARES

The Merger will involve the exchange of securities of two companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in this announcement or the Circular have been prepared in accordance with Hong Kong Financial Reporting Standards and PRC GAAP and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of CNBM and Sinoma is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of CNBM Shares or Sinoma Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this joint announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this joint announcement.

This joint announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of CNBM or Sinoma, nor is it any solicitation of any vote or approval in any jurisdiction.

(a joint stock limited company incorporated in the People’s Republic of China with limited liability) (Stock code: 3323)	(a joint stock company incorporated in the People’s Republic of China with limited liability) (Stock code: 1893)

JOINT ANNOUNCEMENT

(1) DESPATCH OF CIRCULAR
TO CNBM SHAREHOLDERS

(2) DESPATCH OF MERGER DOCUMENT
TO SINOMA SHAREHOLDERS
AND

(3) CLOSURE OF RESPECTIVE H SHARE REGISTERS
OF CNBM AND SINOMA

in no particular order

Joint Financial Advisers to CNBM

Independent Financial Adviser to the CNBM Independent Board Committee	Independent Financial Adviser to the Sinoma Independent Board Committee

Reference is made to (i) the joint announcement of CNBM and Sinoma dated 8 September 2017 in relation to, among others, the Merger (the “Joint Announcement”); and (ii) the joint announcement of CNBM and Sinoma dated 29 September 2017 in relation to the delay in despatch of the Circular and the Merger Document (the “Delay Despatch Announcement”). Unless the context requires otherwise, capitalised terms used in this joint announcement shall have the same meanings as defined in the Joint Announcement and the Delay Despatch Announcement.

DESPATCH OF THE CIRCULAR TO THE CNBM H SHAREHOLDERS

The Circular containing, amongst others, (i) further details of the Merger and the Merger Agreement, the granting of a specific mandate to CNBM’s Board for the issue of CNBM H Shares and CNBM Unlisted Shares, the proposed amendments to the CNBM’s Articles, the proposed change of supervisor of CNBM and other matters in relation to the Merger; (ii) a letter of advice issued by CNBM Independent Financial Adviser to the CNBM Independent Board Committee in respect of the Merger; and (iii) recommendations and advice from the CNBM Independent Board Committee on the Merger, together with a notice of the CNBM EGM, a notice of the CNBM H Shareholders’ Class Meeting and proxy form were despatched to the CNBM H Shareholders on 20 October 2017.

DESPATCH OF THE MERGER DOCUMENT TO THE SINOMA H SHAREHOLDERS

The Merger Document containing, amongst others, (i) further details of the Merger and the Merger Agreement and other matters in relation to the Merger; (ii) a letter of advice issued by the Sinoma Independent Financial Adviser to the Sinoma Independent Board Committee; and (iii) recommendations and advice from the Sinoma Independent Board Committee, together with a notice of the Sinoma EGM, a notice of the Sinoma H Shareholders’ Class Meeting and proxy form were despatched to the Sinoma H Shareholders on 20 October 2017. Reference is made to the paragraph headed “18. Documents Available For Inspection” in Appendix IV to the Merger Document, a full list of all dealings in CNBM H Shares, warrants of CNBM H Shares and Sinoma H Shares by the CICC Group (as defined in the Merger Document) from 8 March 2017 to 17 October 2017 (being the latest practicable date in the Merger Document) is also available for inspection from the date of the Merger Document until the date of the Sinoma EGM (both dates inclusive).

CLOSURE OF H SHARE REGISTER OF MEMBERS OF CNBM

In order to determine the list of CNBM Shareholders who will be entitled to attend and vote at the CNBM EGM and the CNBM Class Meetings, the register of members of CNBM will be closed from Saturday, 4 November 2017 to Wednesday, 6 December 2017 (both days inclusive) during which period no transfer of CNBM Shares will be effected. Holders of CNBM H Shares and CNBM Domestic Shares whose names appear on the register of members of CNBM on Wednesday, 6 December 2017 will be entitled to attend and vote at the CNBM EGM and the respective CNBM Class Meeting. In order for the CNBM H Shareholders to qualify for attending and voting at the CNBM EGM and the CNBM H Shareholders’ Class Meeting, CNBM Shareholders whose H Shares are not registered in their names should complete and lodge their respective instruments of transfer with the relevant H share certificates with CNBM’s H share registrar, Tricor Investor Services Limited, at Level 22, Hopewell Centre, 183 Queen’s Road East, Hong Kong, no later than 4:30 p.m. on Friday, 3 November 2017.

CLOSURE OF H SHARE REGISTER OF MEMBERS OF SINOMA

In order to determine the list of Sinoma Shareholders who will be entitled to attend and vote at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting, the register of members of Sinoma will be closed from Saturday, 4 November 2017 to Wednesday, 6 December 2017 (both days inclusive) during which period no transfer of Sinoma Shares will be effected. Holders of Sinoma H Shares whose names appear on the register of members of Sinoma on Wednesday, 6 December 2017 will be entitled to attend and vote at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting. In order for the Sinoma H Shareholders to qualify for attending and voting at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting, Sinoma Shareholders whose H Shares are not registered in their names should complete and lodge their respective instruments of transfer with the relevant H share certificates with Sinoma’s H share registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17/F, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, no later than 4:30 p.m. on Friday, 3 November 2017.

WARNING

CNBM Shareholders, Sinoma Shareholders and potential investors in the securities of CNBM and/or the securities of Sinoma should be aware that the Merger is subject to the conditions set out in the Joint Announcement being satisfied or waived, as applicable, and neither CNBM nor Sinoma provides any assurance that any or all conditions can be satisfied, and the Merger may or may not be completed before the expiry of the validity period of the approval of the Merger by CNBM’s Board or Sinoma’s Board, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. CNBM Shareholders, Sinoma Shareholders and potential investors in the securities of CNBM and/or the securities of Sinoma should therefore exercise caution when dealing in CNBM Shares or Sinoma Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional adviser.

By order of the board of	By order of the board of
China National Building Material Company Limited*	China National Materials Company Limited
Song Zhiping	Liu Zhijiang
Chairman	Chairman

Beijing, China

20 October 2017

As at the date of this joint announcement, CNBM’s Board comprises Mr. Song Zhiping, Mr. Cao Jianglin, Mr. Peng Shou, Mr. Cui Xingtai and Mr. Chang Zhangli as executive directors, Mr. Guo Chaomin, Mr. Chen Yongxin and Mr. Tao Zheng as non-executive directors and Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue as independent non-executive directors. The CNBM Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to Sinoma and Sinoma Parent) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of Sinoma) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

As at the date of this joint announcement, Sinoma’s Board comprises Mr. Liu Zhijiang and Mr. Peng Jianxin as executive directors, Mr. Li Xinhua, Mr. Li Jianlun, Mr. Shen Yungang and Mr. Wang Fengting as non-executive directors, and Mr. Leung Chong Shun, Mr. Lu Zhengfei and Mr. Wang Zhulin as independent non-executive directors. The Sinoma Directors jointly and severally accept full responsibility for the accuracy of the information contained in this joint announcement (other than in relation to CNBM and CNBM Parent) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this joint announcement (other than those expressed by the directors of CNBM) have been arrived at after due and careful consideration and there are no other facts not contained in this joint announcement the omission of which would make any of the statements in this joint announcement misleading.

* For identification purposes only

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